UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

Orion Energy Systems, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 28, 2024

Dear Fellow Shareholders:

Orion achieved increasing momentum across the business during FY 2024, enabling us to grow total revenue 17.1% to $90.6M, compared to $77.4M in FY 2023. We expect our path of growth to continue in FY 2025, driven by anticipated project activity in our LED lighting and EV charging solutions segments and supported by several favorable regulatory and economic tailwinds.

We believe our strategic initiatives over the past few years have put Orion in a very strong position to advance our “customers for life” mission to enable them to achieve a broader range of energy efficiency, environmental and business goals. Now, more than ever, the emissions reduction benefits of our solutions are proving to be as important as the significant, long-term financial and business benefits that we provide. Importantly, there are also an array of regulations as well as federal and state funding programs that we expect to play a supporting role in achieving our growth goals across the business.

FY 2024 Highlights

LED Lighting. As anticipated, we achieved solid revenue growth in our LED lighting business in FY 2024, as larger customer projects moved from planning to implementation stages, a trend that we expect to continue in FY 2025. FY 2024 LED lighting revenue increased 8.0% to $61.1M, largely driven by increased turnkey LED retrofit activity, including a large Department of Defense project in Europe, as well as steady growth in LED fixture sales into our ESCO channel.

EV Charging Solutions. We acquired Voltrek in the second half of FY 2023 and in its first full fiscal year within Orion the segment contributed 13.6%, or $12.3M, of our total FY 2024 revenue. We anticipate substantial long-term growth in our EV charging division, supported by investments we have made in expanding Voltrek’s team, capabilities and geographic reach. We are off to a strong start in FY 2025, having secured over $11M in construction services contracts with Eversource Energy, a leading utility focused on sustainability and energy efficiency, in support of their “EV Make Ready” program.

Maintenance Services. Maintenance services revenue grew 17.8% to $17.1M in FY 2024, primarily reflecting a new three-year preventative lighting maintenance service contract for a customer’s approximately 2,000 retail locations. We also started to experience the initial benefit of pricing improvements we secured on certain legacy maintenance contracts. Maintenance services are an ideal complement to Orion’s business, enabling us to expand the value we provide to existing customers while also providing a recurring base of revenues.

Our focus has been on the repricing of legacy maintenance contracts that are no longer profitable due to a range of inflationary pressures the past few years. These efforts are planned to return the business to profitability in FY 2025.

Financial Performance. We believe the solid revenue growth we achieved in FY 2024 demonstrates the value and benefits of our strategic diversification. Our FY 2024 revenue of $90.6M benefitted from a rebound in large LED lighting retrofit projects and fixture sales into our ESCO channel, as well as the growth in maintenance services and the contribution from Voltrek.

Principally reflecting higher revenue and gross profit, Orion’s FY 2024 net loss improved to ($11.7M), or ($0.36) per share, from a FY 2023 net loss of ($34.3M), or ($1.08) per share, which included a $17.8M non-cash valuation allowance against Deferred Tax Assets. FY 2024 results also benefitted from the reversal of $3.0M of prior recognized earnout expense accruals related to Voltrek earnout compensation.

Financial Strength. Orion exited FY 2024 with $44.8M of current assets, including $5.2M of cash, $14.0M of accounts receivable, and $18.2M of inventory. Net of current liabilities, working capital was $16.8M. To further support growth objectives, in April 2024, Orion secured $5.1M in added financial liquidity through an amendment to our bank credit facility. The amendment provided a $3.525M mortgage on our corporate headquarters and $1.6M of borrowing base enhancements to Orion’s credit facility. With these resources, we believe Orion is well positioned to fund our operations and growth objectives across the business in fiscal 2025.

FY 2025 Outlook. Reflecting anticipated growth across LED lighting and EV charging station solutions, we currently expect FY 2025 revenue to grow in a range of 10% to 15% over FY 2024, or to approximately $100M to $104M. We currently expect FY 2025 to progress in a similar trend as FY 2024 with a greater proportion of revenue in the second half of the fiscal year. This current growth outlook incorporates an expected $4-5M decrease in maintenance services revenues in FY 2025 due to three large, but no longer profitable, legacy contracts that we declined to renew in the early part of the year.

We believe Orion has evolved into a stronger, more diversified business that is better able to capitalize on our expertise, our products and turnkey service strengths and our broad base of customer relationships. We have already begun to secure benefits from the expanded opportunities our broader platform now provides. Accordingly, we are very excited about the growth opportunities that lie ahead and look forward to reporting to you on our progress.

We encourage you to attend our virtual Annual Meeting of Shareholders via webcast on August 8, 2024, at 1:00 p.m. Central Time, accessible at www.virtualshareholdermeeting.com/OESX2024. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

I again wish to thank you for your confidence and investment in Orion. We have a very talented team that is dedicated to serving the needs of our customers in an exemplary and environmentally sustainable fashion. In delivering on our customer mission, we believe we can also create long-term financial rewards for our shareholders.

Sincerely,

Mike Jenkins
Chief Executive Officer

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2024 Annual Meeting of Shareholders will be held on Thursday, August 8, 2024, at 1:00 p.m., Central Time, online at www.virtualshareholdermeeting.com/OESX2024. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1.

the election of three nominees named in the attached proxy statement as a Class II directors to serve for a term expiring at the 2027 annual meeting of shareholders, in each case until his or her successor has been duly elected and qualified;

2.	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2025; and

4.	such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 21, 2024. A proxy statement and proxy card are enclosed.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2024. You are entitled to participate in and submit questions in writing during the annual meeting if you were a shareholder as of the close of business on June 21, 2024. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2024, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit your proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Michael H. Jenkins
Chief Executive Officer

Manitowoc, Wisconsin

June 28, 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 8, 2024. Our proxy statement for our 2024 Annual Meeting of Shareholders and our 2024 Annual Report to Shareholders are available at www.proxyvote.com.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement for shareholders who have elected to receive paper copies of our proxy materials.

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 8, 2024

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2024 Annual Meeting of Shareholders to be held online on Thursday, August 8, 2024, at 1:00 p.m., Central Time, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2024 Annual Meeting of Shareholders and as described herein. We either (i) mailed you a notice of internet availability of our proxy materials on or before June 28, 2024 notifying each shareholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and form or proxy or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format.

In order to provide our shareholders a more convenient, cost-effective method of attending, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2024. A replay will be available on our website during the month of August. You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on June 21, 2024. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2024, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This year’s shareholder question and answer session will include appropriate questions submitted in advance of, and appropriate questions submitted live during, the annual meeting. You may submit an appropriate question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Appropriate questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/OESX2024. We expect to respond to appropriate questions during the annual meeting and may also respond to appropriate questions on an individual basis or by posting answers on our investor relations website after the meeting.

Consistent with prior years, we are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the internet. The SEC’s notice and access rules allow us to deliver our proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of our proxy materials on the internet and sending paper copies of our proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of our proxy materials. The notice and access rules also lower our cost of printing and delivering our proxy materials and minimize the environmental impact of printing paper copies.

As a result, we mailed to many of our shareholders a notice of internet availability of our proxy materials instead of a paper copy of our proxy materials. Shareholders who received the notice will have the ability to access our proxy materials over the internet and to request a paper copy of our proxy materials by mail, by e-mail or by telephone. Instructions on how to access our proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request our proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The notice of internet availability of our proxy materials also serves as a notice of meeting.

Execution of a proxy will not affect your right to attend and vote at the annual meeting virtually, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary or by attending the annual meeting virtually and voting at the annual meeting online. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for the ratification of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2025; and (4) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Michael H. Jenkins and J. Per Brodin, and each or either of them, as proxies to vote the shares of our common stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as a director. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers and the appointment of BDO USA, P.C. to serve as our independent registered public accounting firm for our fiscal year 2025 will be approved if the votes cast in favor of approval exceed the votes cast against approval. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 21, 2024 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 32,742,950 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 16,371,476 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AVAILABLE TO SHAREHOLDERS ON OR ABOUT JUNE 28, 2024.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors comprised of six directors divided into three classes. Currently, there is one director in Class I (2021-2023) (Mr. Jenkins), three directors in Class II (2021-2024) (Mses. Richstone and Wishart-Smith and Mr. Shapiro) and two directors in Class III (2022-2025) (Mr. Otten and Ms. Washlow). Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

At the annual meeting, the terms of our current Class II directors, Mses. Richstone and Wishart-Smith and Mr. Shapiro, will expire. At the annual meeting, our shareholders will elect three Class II directors to serve until our 2027 annual meeting of shareholders, and, in each case, until their successors are duly elected and qualified.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of June 28, 2024, about the board’s nominees for election at the annual meeting and each director of our company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class II Directors (2024-2027) — Terms Expiring 2027

Ellen B. Richstone, 72, has served as a director since May 2017. Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2010, including Rohr Aerospace, a Fortune 500 company. Her primary Chief Financial Officer experience was as a Chief Financial Officer of technology companies. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2003 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion. Ms. Richstone currently serves on the boards and chairs the audit committees of two other public companies: Cognition Therapeutics, Inc., and Superior Industries International. Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private), Parnell Pharmaceuticals Holdings Ltd. (taken private) and eMagin Inc. (sold). In April 2013, Ms. Richstone was awarded the first annual Distinguished Director Award from the Corporate Directors Group (renamed ACCD). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s business school. In January 2024, Ms. Richstone became a National Association of Corporate Director’s Certified Director. In January 2018 Ms. Richstone was named a National Association of Corporate Directors Fellow, the highest governance level awarded. In September 2020, Ms. Richstone was named to the Directorship 100 by the National Association of Corporate Directors (NACD) for her leadership in board governance. We believe that Ms. Richstone’s financial expertise in addition to her experience in cyber and technology, M&A and global business, as well as her overall experience as a seasoned executive and board member, qualify her for service as a director of our company.

Richard A. Shapiro, 53, has served as a director since March 2023. Mr. Shapiro is the Founder and since October 2021 has served as the Chief Investment Officer of Ridge Run Partners, LLC, a family office firm. Previously, Mr. Shapiro served as Portfolio Manager at Millennium Management, a multi-billion dollar hedge fund, where he was focused on equity investments, from 2020 to 2021, and, earlier in his career at Millennium, from 2007 to 2011. From 2011 to 2020, Mr. Shapiro was at Wexford Capital, where he was Portfolio Manager and Co-Head of Equites, and was also a member of Wexford’s Hedge Fund Investment Committee. Mr. Shapiro currently serves on the board of directors of publicly traded Elah Holdings, Inc. and previously served on the board of directors of public company BBQ Holdings, Inc. Mr. Shapiro holds an M.B.A. from Georgetown University and a B.S. in Business Administration from the University of Southern California. We believe that Mr. Shapiro’s perspective as a professional institutional shareholder and experience in analyzing strategic opportunities and overseeing the management of positions in various investments qualify him for service as a director of our company.

Heather L. Wishart-Smith, 50, has served as a director since August 2023. Ms. Wishart-Smith advises corporates and investors on strategy, growth, leadership, and innovation. Previously, from 2005 to May 2022, Ms. Wishart-Smith held operational positions of increasing responsibility, most recently as Senior Vice President, Technology & Innovation of Jacobs Solutions Inc., a publicly traded international technical professional services firm, where she developed and led the company’s global innovation strategy, including establishing and leading innovation accelerators and standing up corporate venture capital. Earlier in her career, she served in roles of increasing responsibility for KBR, Inc. Ms. Wishart-Smith serves on the board of directors of Group PMX, LLC, is a member of the Advisory Committee of Blockchain Founders Fund, a venture capital fund and serves as a board advisor to JS Global. Ms. Wishart-Smith is a registered Professional Engineer and certified Project Management Professional with proven experience managing large design programs and developing, managing, and turning around troubled operations in the architectural/engineering professional services market. A former Navy Civil Engineer Corps officer, Ms. Wishart-Smith served at the Presidential Retreat, Camp David under two presidential administrations, among other duty stations. Ms. Wishart-Smith holds Bachelor and Master of Science degrees in Civil Engineering from the University of Virginia. She is a Fellow of the American Society of Civil Engineers, a member of the National Academy of Construction, and also a Fellow of the Society of American Military Engineers (SAME) and was its President for the 2020-2021 centennial year. We believe that Ms. Wishart-Smith’s unique experience marrying technology and innovation with traditional engineering and industrial markets and her background as an engineer qualify her for service as a director of our company.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE DIRECTOR NOMINEES.

Directors Continuing in Office

Class III Directors (2022-2025) — Terms Expiring 2025

Anthony L. Otten, 68, has served as a director since August 2015. Mr. Otten has served as our board chair since August 2022 and from June 2017 to August 2022 served as our lead independent director. Mr. Otten serves as managing member of Stillwater, LLC. Previously, Mr. Otten served as chief executive officer of Versar, Inc. from February 2010 until its sale in November 2017 and also served as a member of the board of directors of Versar, Inc. from 2008 until its sale in November 2017. Mr. Otten also currently serves on the Advisory Board of Constant Associates, Inc., a federal contractor, and the Board of Directors of Sumaria Systems, LLC, a federal contractor focused on cyber and information technology support for U.S. Air Force drone programs. Mr. Otten previously served as managing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of Stillwater, LLC from 2004 to 2007 and principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our company. We further believe that Mr. Otten’s leadership experience and contributions to our board qualify him to serve as our board chair.

Sally A. Washlow, 53, has served as a director since August 2022. Ms. Washlow currently leads a geographic region of the United States for Lee Hecht Harrison’s International Center for Executive Options working with senior level and C-Suite executives from companies ranging from Fortune 10 to privately held. Since 2017, Ms. Washlow operates SW Consulting LLC supporting companies with executive management, strategy initiatives and board service to privately and publicly held companies. From 2015 to 2017, Ms. Washlow was the Chief Executive Officer of Cedar Electronics Corporation (formerly a public company, Nasdaq: COBR), a supplier of radar detectors, GPS systems, dash cameras and other electronic products, and led the integration of the Cobra and Escort electronics businesses. Prior to Cedar Electronics, Ms. Washlow worked for 13 years at Cobra Electronics Corporation in various capacities, including as President from 2013 until 2015. She is also a member of the Consumer Technology Association . Ms. Washlow currently serves on three boards, Data I/O Corporation (Nasadq: DAIO), a company focused on advanced programming, security deployment, security provisions and associated intellectual property protection, since 2020 and serves as chair and a member of the compensation and corporate governance and nominating committee; Costar Technologies, Inc. (OTC Markets Group: CSTI), a designer, developer, manufacturer and distributor of video surveillance products, since 2019 and serves as the chairperson of the board of directors and a member of the audit committee; and on the advisory board of Matot Industries, an industrial products manufacturer since 2020. We believe that Ms. Washlow’s experience as an innovative go-to-market strategist, along with her other leadership and entrepreneurial skills qualify her for service as a director of our company.

Class I Director (2023-2026) — Term Expiring 2026

Michael H. Jenkins, 55, has served as our chief executive officer and a director since November 2022. Previously, from November 2021 until his appointment as our chief executive officer, Mr. Jenkins served as our chief operating officer and executive vice president. Prior to joining the company, Mr. Jenkins served as Construction and Consumer Business Director, General Manager — Americas of Bostik, Inc., a global adhesives business focused on developing “smart” adhesive solutions, from 2013 until November 2021. Prior to joining Bostik, Mr. Jenkins served as Vice President Sales, Americas — Diversey, and previously, as Vice President Marketing, Americas, for Sealed Air Corporation, a publicly traded integrated cleaning solutions and packaging company, from 2010 to 2012. Prior to 2010, Mr. Jenkins worked for Kohler Co., Master Lock and Illinois Tool Works in a variety of sales and marketing capacities. We believe that Mr. Jenkins’ experience as our chief executive officer and his experience in other leadership positions at manufacturing companies qualify him for service as our chief executive officer and director.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. All of our then-serving directors attended our 2023 annual meeting virtually.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 12 times during fiscal 2024, consisting of four mandatory meetings and eight optional meetings. All of our directors attended at least 75% of the aggregate of (a) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Mses. Richstone, Washlow and Wishart-Smith and Messrs. Otten and Shapiro is independent under the listing standards of the Nasdaq Capital Market. Our board generally uses the director independence standards set forth by the Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com.

Our audit and finance committee is currently comprised of Mses. Richstone, Washlow and Wishart-Smith and Mr. Otten, with Ms. Richstone acting as chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under the rules of the Securities and Exchange Commission (the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met five times in fiscal 2024. Each member of our audit and finance committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and the SEC.

Our human capital management and compensation committee is currently comprised of Mses. Richstone and Washlow and Messrs. Otten and Shapiro, with Ms. Washlow acting as chair. The principal functions of our human capital management and compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting the salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of our shareholders’ advisory votes on our executive compensation; (v) annually reviewing the compensation paid to our non-employee directors; (vi) annually reviewing the committee’s charter, our equity compensation plans and the compensation committee’s current practices, procedures and controls in order to develop, maintain and implement equity compensation compliance procedures; (vii) providing our board of directors with an annual report on our compliance with our procedures, policies and guidelines for issuing equity awards; (viii) reviewing and approving all disclosures in our SEC filings, including our annual proxy statement, concerning our equity compensation plans and executive and director compensation matters; and (ix) at least annually, reviewing our programs and policies relating to (a) diversity, equity and inclusion and the impact of the same and (b) talent engagement, including recruiting, development and retention and the impact of the same. In addition, members of our human capital management and compensation committee are required to receive periodic training concerning our operative equity compensation plans and compensation procedures, as well as general best practices for executive compensation. Our human capital management and compensation committee met five times in fiscal 2024. Each member of our human capital management and compensation committee meets the requirements for independence under the current Nasdaq Capital Market and SEC rules. Our compensation committee did not engage the services of a compensation consultant to determine executive compensation for either of fiscal 2024 or fiscal 2025. In general, the human capital management and compensation committee utilizes compensation studies and reviews compensation practices of peer groups, but has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is currently comprised of Mses. Richstone, Washlow and Wishart-Smith and Mr. Otten, with Mr. Otten acting as chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2024. Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq Capital Market and SEC rules.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair to different individuals or to the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors. The duties of the lead director include (i) conferring with the board chair on, and approving, meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items; (ii) calling and presiding over all meetings of the board at which the board chair is not present, including executive sessions; (iii) leading the annual performance reviews of the chief executive officer and the board; (iv) ensuring that there is open communication between our independent directors, the board chair and other management members; (v) being available, when deemed appropriate by the board, for consultation and direct communication with shareholders; and (vi) reviewing, at his or her discretion, information to be sent to the board.

While our board believed that a combined position of chief executive officer and board chair from 2017 through 2023 assisted our board in implementing our strategic plan, created streamlined accountability for our performance and facilitated our board’s efficient and effective functioning, our board currently believes that our company is best served by Mr. Otten continuing to serve as our board chair and Mr. Jenkins continuing as our chief executive officer. This structure allows Mr. Jenkins to focus on his chief executive officer role and leverages Mr. Otten’s long-standing stewardship of our company as board chair.

Our board retains the authority to modify its board leadership structure to best address our company’s unique circumstances as and when appropriate.

Our Board’s Role in Risk Oversight

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our company and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to the sufficiency of our liquidity and capital, adapting to convergence and commoditization in the lighting industry, the introduction of new, low-cost competitors in the lighting industry, competitive pressures on the average sales price of our products, customer concentration, supply chain and inventory management, integration of acquired businesses, our sales and distribution model, security of information systems and data, implementation of new information systems, cybersecurity risk, uncertain political and economic conditions, retention of key employees, innovation and product development, creating shareholder value, communication with investors including activist investors, industry and government regulations, the impact of changes in trade policies and tariffs on our components and products, financial reporting and compliance, product liability and warranties and the related costs thereof, rogue employees and exchange rate risk.

Our management reports on these risks to our board at each regular board meeting. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any significant risks arising from such policies and practices are reasonably likely to materially adversely affect our company. In addition, our audit and finance committee supports the board’s risk oversight function by overseeing and managing risks relating to the reliability of our financial reporting and the effectiveness of our internal control over financial reporting, as well as risks related to our liquidity and capital structure.

Our board’s role in the oversight of our risk management has not affected our board’s determination that the roles of chief executive officer and board chair should currently be separated, as our board believes that such structure constitutes the most appropriate leadership structure for our company at this time.

Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above, as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site within four business days following the date of such amendment or waiver.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We are committed to achieving best practices in environmental, social and governance matters. We are in the beginning stages of creating meaningful metrics to monitor and demonstrate continuous improvement towards achieving this goal. We constantly strive to discover new and innovative ways to positively impact the environment, our employees, customers and stakeholders.

Environmental

For over 25 years, we have helped our customers achieve energy savings with healthy, safe and sustainable solutions that enable them to reduce their carbon footprint and digitize their business. Our LED lighting solutions generally result in a 50% or greater reduction in energy consumption for our customers. The result has been to reduce the need to create new power generation in North America.

At our own facilities, we incorporate energy-saving LED lighting and UVC air movement products to reduce our energy consumption and vastly improve the safety and comfort of our manufacturing and office workspaces. We also generate our own electricity from our onsite wind power tower, coupled with our solar array on our manufacturing facility rooftop providing up to 10% of our required daytime power usage.

Our EV charging installation business provides customers with site assessment, project design, construction services, installation and commissioning of EV chargers to help them achieve their electrification goals to support their employees, customers, guests and fleets.

Social

We are committed to the social needs of our employees, our stakeholders, the communities in which we operate and our global society. Two of our core values are integrity and respect. We have the courage to do the right thing and we maintain a strict adherence to honesty, ethics and equality. We value our relationships with each other, customers, suppliers and business partners and act in the same way that we want to be treated.

We are committed to maintaining a respectful work environment for our employees, free from discrimination or harassment of any kind. Our clear-cut anti-harassment and discrimination policy and Code of Conduct form the foundation of our culture of respect and dignity. We are also committed to being an equal opportunity employer and are constantly establishing meaningful diversity metrics. We are proud that over 40% of our workforce and 60% of our independent directors are female.

We engage in our communities by donating lighting products for renovation and new construction, including projects at treasured local institutions, such as zoos, museums and exposition centers, as well as public service entities, such as local fire departments. All of our associates receive one paid day per year to volunteer in our company sponsored events. In addition, we have a community outreach committee that provides support for local causes.

Governance and Board Diversity

Our board of directors adheres to our Corporate Governance Guidelines and Code of Conduct, which are reviewed annually. Our directors represent a wide range of perspectives, experience and knowledge.

Board Diversity Matrix

The table below provides certain self-identified personal characteristics of our current directors in the format required by Nasdaq rules, and each of the categories listed in the table has the meaning as it is used within such rules.

As of June 28, 2024

Total Number of Directors: 6

Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender

Directors	3	3	—	—

Part II: Demographic Background

African American or Black	—	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	3	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

Board Skills Matrix

Our Board members have a broad and diverse set of qualifications, skills and experiences as illustrated below.

INDUSTRY EXPERIENCE

Lighting	X	X		X

Specialty Manufacturing	X	X	X	X

Industrial products sold to large national accounts	X	X	X

Industrial products sold through distribution channels	X	X	X

Light manufacturing	X	X	X

Distribution	X	X	X

OPERATIONAL EXPERIENCE

CEO public company	X	X	X

CEO – private company	X		X	X

CFO public company				X

Sales and Marketing Executive with direct selling experience		X	X		X

Business Development Sr. Executive		X	X		X

Fundraising / Capital Raising – Public Markets	X			X		X

Investor Relations			X	X	X	X

M&A	X	X	X	X	X	X

P&L Experience – running a division or a business line inside a company	X	X	X	X	X	X

Supply Chain/Purchasing/Manufacturing		X	X	X

Shareholder Engagement

We are proud of our frequent and active shareholder engagement. In fiscal 2024, we continued investor outreach by participating in virtual investor conferences and investor meetings and hosting small groups of investors at our headquarters. A summary of recent outreach is listed below:

•	participated in 6 investor conferences; and

•	conducted discussions and held more than 65 meetings with investors, analysts and shareholders, representing over one-third of our shareholder base.

Our team uses a purposeful and deliberate approach to build better lines of communication between investors and management. As we continue our efforts to build and to strengthen our relationships with the investment community, we encourage you to contact us by mail at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Chief Financial Officer or by email at ir@oesx.com. Please also visit investor.oriones.com for a regularly updated list of investor events and presentations.

EXECUTIVE OFFICERS

The following table sets forth information as of June 15, 2024 regarding our current executive officers:

Name	Age	Position

Michael H. Jenkins	55	Chief Executive Officer

J. Per Brodin	62	Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	66	Executive Vice President and President, Orion Services Group

The following biographies describe the business experience of our executive officers. (For a biography of Mr. Jenkins, see “Proposal One: Election of Directors” above.)

J. Per Brodin has served as our executive vice president since October 2020 and our chief financial officer, chief accounting officer and treasurer since November 2020. Prior to his joining our company, Mr. Brodin served as a partner of Hardesty LLC, a national executive services firm, and provided Interim CFO services to Hardesty’s clients. As a partner of Hardesty, he served as the Interim Chief Financial Officer to KKR-owned Fleet Farm, a large general retailer with stores in the Midwest, from March 2020 to August 2020. Prior to joining Hardesty, he served as the Chief Financial Officer of Shopko Stores, a general retailer, from December 2017 until April 2019. In January 2019, while acting as its Chief Financial Officer, Shopko Stores filed for voluntary bankruptcy in the State of Nebraska. Prior to Shopko, he served as the Chief Financial Officer of ATI Physical Therapy from September 2016 until 2017 and prior to ATI, he served as the Chief Financial Officer of Claire’s Stores, Inc., a former NYSE listed global specialty retailer, from February 2008 until August 2016. Mr. Brodin is a Certified Public Accountant.

Scott A. Green has served as our executive vice president since August 2016 and president of Orion Services Group since November 2021. From May 2017 to November 2021, he was our chief operating officer. Mr. Green also previously served as our division president: innovation, project engineering and construction management from July 2015 to August 2016, our division president: Orion Engineered Systems from February 2014 to July 2015 and our division president: Harris Lighting from July 2013 to February 2014. Prior to joining us in connection with our acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013, Mr. Green served as the executive vice president of Harris from January 2011 until July 2013 and as chief executive officer of Harris from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to, each of our named executive officers, whom we refer to as our “NEOs,” during our fiscal 2024 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for our fiscal 2024. Our NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2024.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after our fiscal 2024 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation applicable to our NEOs for our fiscal 2025.

Continued Emphasis on Pay-For-Performance and “At Risk” Incentive Compensation

Our human capital management and compensation committee (“compensation committee”) emphasizes pay-for-performance and at-risk incentive compensation for our NEOs. In fiscal 2024, approximately 67-75% of our NEOs total compensation package was structured (at target levels) to be contingent, or “at risk”, based on our financial performance. A similar percentage of contingent “at risk” compensation was reflected in our compensation committee’s decisions on the fiscal 2025 compensation packages for our NEOs. Our compensation committee believes that focusing such a high percentage of our NEOs’ compensation on our relative achievement of our financial performance goals better aligns the economic interests of our NEOs with our shareholders and underscores our emphasis on paying for performance.

Overview of Our Executive Compensation Philosophy and Design

General

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•

to motivate and reward our executive officers to achieve strong financial performance, particularly increased revenue, adjusted EBITDA, profitability, integration and performance of our acquired businesses, and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs’ for achieving our financial performance goals, creating value for our shareholders and for their extraordinary effort and dedication to our Company. Over the recent past, we have implemented annual and long-term executive incentive compensation programs that have focused on achieving increased revenue, net income and/or adjusted EBITDA (defined as our earnings before interest, tax, depreciation and amortization, as adjusted for equity compensation charges and after taking into account any related bonuses tied to achievement of this metric), integration and performance of our acquired businesses, along with long-term shareholder value enhancements.

Our current executive compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Short-term annual cash incentive bonus compensation;

•	Long-term equity-based incentive compensation (both time vesting and performance vesting); and

•	Retirement and other benefits.

Fiscal 2024 Compensation Decisions

Based on the advice and input of our chief executive officer, as well as several outside executive compensation expert reports, surveys and public company peer group comparisons, particularly the comparative executive compensation packages provided by our Company’s closest public company lighting industry peers, LSI Industries, Inc. and Acuity Brands, Inc., our compensation committee adopted the following goals and objectives for the various elements of our executive compensation program in fiscal 2024:

•	Retain and attract senior leadership talent;

•	Further align our Company’s executive compensation structure with our shareholders’ economic interests to drive win / win outcomes;

•

Migrate closer to industry and peer company benchmarks in compensation elements that are “at risk” and subject to our Company’s and our NEO’s actual performance (specifically with respect to annual bonuses and long-term equity incentives); and

•	Increase the percentage of “at risk” incentive compensation based on our Company’s and our NEOs’ actual performance.

As a foundation for these fiscal 2024 executive compensation goals and objectives, our compensation committee and chief executive officer relied, in part, upon a 2022 BDO compensation survey for a surveyed group of public companies with revenues of between $100 million – $500 million. The BDO survey showed that average CEO compensation for this group of companies in 2022 was as follows ($000s):

Position	Base Salary	Annual Incentives	Total Cash Compensation	Long-Term Incentives	Total Direct Compensation

CEO	$594	$666	$1,260	$1,705	$2,965

Change over Prior Year	3.7%	—	20.1%	—	15.6%

Our compensation committee and chief executive officer noted that CEOs in this group of companies received 42% of their compensation through salary and annual incentives and 58% through long-term incentives.

Our compensation committee and chief executive officer then compared the relative structure and amounts (at target levels) of our Company’s current chief executive officer compensation elements in fiscal 2023 to those of our lighting industry peer group companies, LSI Industries, Inc. and Acuity Brands, Inc., and the BDO survey results, as follows ($000s):

	Orion	LSI	Acuity	BDO $100M-$500M

Base Salary	$425	$614	$1,000	$594

% of Total Compensation	35%	26%	14%	20%

Short Term Bonus at Target	$383	$491	$1,100	$666

% of Total Compensation	32%	21%	18%	22%

Long Term Incentive at Target	$404	$938	$5,700	$1,705

% of Total Compensation	33%	39%	68%	58%

Deferred Compensation	$—	$333	$700	$—

% of Total Compensation	—	14%	10%	—

Totals at Target	$1,212	$2,376	$7,850	$2,965

The survey information reviewed by our compensation committee and chief executive officer also reflected that the vast majority of companies use more than one performance measure to determine annual incentive compensation payouts under their annual bonus plan. According to the data reviewed, about 40% use two financial performance measures and about 30% use three measures. The most common measures used included earnings, revenue and non-financial strategic goals. The survey data also reflected threshold payouts at 50% of targeted bonus amounts, with maximum payouts at 150% to 200% of targeted bonuses.

As a result of the foregoing, our compensation committee made the following decisions with respect to our NEOs’ compensation elements for fiscal 2024:

•	No changes were made to base salary for our NEO group in fiscal 2024, despite generally increasing trends due to inflation and competitive job market conditions.

•	Annual bonus target pay-outs were set at 100% of base salary for our chief executive officer and 50% of base salary our other two NEOs.

•

Authorized a fiscal 2024 annual executive cash bonus program focused on our goal of achieving our board-approved fiscal 2024 target levels of $3.1 million of adjusted EBITDA (after taking into account any NEO bonuses) (weighted at 50%), $114 million of revenue (weighted at 30%) and combined $31.5 million of revenue from our Orion Maintenance Division and our new Orion Electric Vehicle Division (weighted at 20%). Our compensation committee also determined to continue our practice that we started in fiscal 2023 of providing for a tiered annual bonus program (e.g., “threshold,” “target” and “maximum” pay-out levels) as a better corporate governance and executive compensation practice that reduces compensation-related risk compared to our prior “all-or-nothing” approach.

•	Long-term equity incentive grant changes were made to further align our grants with the reviewed survey data and peer group practices, including:

•

Increased the relative amount of our NEOs’ total annual long-term equity incentive opportunity so that our chief executive officer was now eligible to receive a target level of long-term incentives at 200% of his base salary and 150% of base salary for our other two NEOs. As a result, each NEO was granted fiscal 2024 annual long-term incentive grants (at target level) valued at $850,000, $570,000 and $570,000 for each of Messrs. Jenkins, Brodin and Green, respectively.

•

Out of this increased overall annual long-term equity incentive opportunity, our compensation committee increased the performance-based vesting element from 25% of our NEOs’ total annual long-term incentive grant to 50%.

•

As a result, our fiscal 2024 annual long-term equity incentive grants for our chief executive officer were comprised 100% of his base salary (at target levels) as performance-based vesting restricted shares (coupled with restricted cash) and an additional 100% of his base salary (at target levels) granted as time-based vesting restricted shares (coupled with restricted cash). Our two other NEOs received 75% of their base salary (at target levels) in the form of performance-based vesting restricted shares (coupled with restricted cash) and an additional 75% of their base salary in the form of time-based vesting restricted shares (coupled with restricted cash). The time-vesting award of restricted stock and restricted cash vests on a pro-rata basis over a three-year employment period after their effective grant date. The performance vesting shares and restricted cash vest based on our relative achievement of between a 25% to 50% revenue growth target for fiscal 2026 compared to our fiscal 2023 revenue of $77.4 million.

•

In addition, in order to reduce the substantially increased equity grant share burn rate and resulting dilution to our shareholders associated with the increased level of our fiscal 2024 annual long-term equity grants to our NEOs, our compensation committee adopted a policy that all long-term equity incentive grants made to our NEOs or our non-employee directors must be comprised of a combination grant of 60% in time-base restricted shares or performance shares and 40% in restricted cash until our stock price increases to at least $5.00 per share.

The following chart sets forth the target bonus levels for each of our NEOs for fiscal 2024:

Name and Current Position	Fiscal 2024 Target Bonus	Percentage of Fiscal 2024 Base Salary

Michael H. Jenkins	$425,000	100%
Chief Executive Officer

J. Per Brodin	$190,000	50%

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$190,000	50%
Executive Vice President and President of Orion Services Group

The following chart sets forth our NEOs’ fiscal 2024 executive bonus program performance targets and related payouts, with the performance targets based on our Company’s board-approved fiscal 2024 budget:

Fiscal 2024 Annual Executive Bonus Program ($000s)

1 Orion Adj. EBITDA (50%)*		Threshold=$1.5 Million		Target=$3.1 Million		Max=$4.5 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$106.3	100%	$212.5	150%	$318.8

CFO	380	25%	$47.5	50%	$95.0	75%	$142.5

Pres.OSG	380	25%	$47.5	50%	95.0	75%	$142.5

2 Orion Revenue (30%)		Threshold=$105 Million		Target=$114 Million		Max=$120 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$63.8	100%	$127.5	150%	$191.3

CFO	380	25%	$28.5	50%	$57.0	75%	$85.5

Pres.OSG	380	25%	$28.5	50%	$57.0	75%	$85.5

3 Strategic: EV/OMS Revenue (20%)**		Threshold=$27 Million		Target=$31.5 Million		Max=$36 Million
	Base	%Payout	Payout	%Payout	Payout	%Payout	Payout

CEO	425	50%	$42.5	100%	$85.0	150%	$127.5

CFO	380	25%	$19.0	50%	$38.0	75%	$57.0

Pres.OSG	380	25%	$19.0	50%	$38.0	75%	$57.0

*	Adjusted EBITDA measured after taking into account any NEO bonuses.

**	Reflected EV Division $12.5 million revenue target combined with OSG Division $19 million revenue target, subject to a net profitability evaluation.

We did not achieve the threshold bonus targets set forth above for the adjusted EBITDA or revenue metrics. We did achieve the threshold performance level for our fiscal 2024 EV/OMS revenue target. Despite not achieving profitability in fiscal 2024, our compensation committee paid a threshold level of bonuses of $45,000 to Mr. Jenkins and $27,500 to each of Messrs. Brodin and Green based on achieving this threshold metric and because of other objectives achieved.

The following chart sets forth the fiscal 2024 restricted stock and restricted cash awards granted to our NEOs (with the dollar values of the restricted stock portion of the award converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on the third business day after our 2023 annual meeting of shareholders of $1.55):

Name and Current Position	Value of Time- Vesting Long-Term Grant ($)	Restricted Stock 60% ($)/Shares	Restricted Cash 40% ($)

Michael H. Jenkins	$425,000	$255,000/164,516	$170,000
Chief Executive Officer

J. Per Brodin	$285,000	$171,000/110,323	$114,000

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$285,000	$171,000/110,323	$114,000
Executive Vice President and President of Orion Services Group

The following chart sets forth the fiscal 2024 performance share and restricted cash awards granted to our NEOs (with the dollar values of the restricted stock portion of the award converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on the third business day after our 2023 annual meeting of shareholders of $1.55):

Name and Current Position	Value of Performance- Vesting Long-Term Grant ($) at Target	Performance - Vesting Restricted Stock 60% ($)/Shares at Target	Performance- Vesting Restricted Cash 40% ($) at Target	Value of Performance- Vesting Long-Term Grant ($) at Max	Performance - Vesting Restricted Stock 60% ($)/Shares at Max	Performance- Vesting Restricted Cash 40% ($) at Max

Michael H. Jenkins Chief Executive Officer	$425,000	$255,000/ 164,516	$170,000	$637,500	$382,500/ 246,774	$255,000

J. Per Brodin Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	$285,000	$171,000/ 110,323	$114,000	$427,500	$256,500/ 165,484	$171,000

Scott A. Green Executive Vice President and President of Orion Services Group	$285,000	$171,000/ 110,323	$114,000	$427,500	$256,500/ 165,484	$171,000

Our compensation committee reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Fiscal 2025 Compensation Decisions

Based on the advice and input of our chief executive officer, as well as several outside executive compensation expert reports, surveys and public company peer group comparisons, particularly the comparative executive compensation packages provided by our Company’s closest public company lighting industry peers, LSI Industries, Inc. and Acuity Brands, Inc., in late fiscal 2024 and early fiscal 2025, our compensation committee approved the following key elements of our fiscal 2025 executive compensation program:

•

Despite increasing market trends, because of our financial and stock price performance in fiscal 2024, our compensation committee kept the fiscal 2025 base salaries of all three of our NEOs the same as they were in fiscal 2024 and fiscal 2023.

•

Authorized a fiscal 2025 annual executive cash bonus program with structural elements substantially the same as those used in fiscal 2024, with the same three component segments of the program with the same relative weighting: (i) adjusted EBITDA, after taking into account NEO bonuses (weighted at 50%); (ii) revenue (weighted at 30%); and (iii) EV/OMS revenue, subject to our Company achieving profitability (weighted at 20%).

•

Maintained at the same relative levels as in fiscal 2024 the total dollar amount of our NEO fiscal 2025 annual long-term incentive grants. On a percentage-of-salary basis, those awards were equal to 200% for our chief executive officer and to 150% for our other NEOs. As a result, each NEO was granted fiscal 2025 annual long-term incentive grants (at target level) valued at $850,000, $570,000 and $570,000 for each of Messrs. Jenkins, Brodin and Green, respectively.

•

As in fiscal 2024, one half of the dollar value of such awards were granted in the form of a time-vesting award of restricted stock (and restricted cash) that vests on a pro-rata basis over a three-year employment period after their effective grant date and one-half of the dollar value such awards were granted in the form of performance vesting shares (and restricted cash) based on our relative achievement of between a 25% to 50% revenue growth target for fiscal 2027 compared to our fiscal 2024 revenue of $91 million.

•

Because our stock price remained at less than $5.00, based on the policy adopted by our compensation committee in fiscal 2024, each of our NEO’s time-vesting portion of their fiscal 2025 long-term equity-based incentive grants was in the form of a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Our NEOs’ performance share grants were also granted in the form of combined grants of 60% performance vesting stock and 40% restricted cash payable upon the vesting of the tandem performance stock awards.

Our compensation committee established the target bonus levels for each of our NEOs as follows for fiscal 2025:

Name and Current Position	Fiscal 2025 Target Bonus	Percentage of Fiscal 2025 Base Salary

Michael H. Jenkins	$425,000	100%
Chief Executive Officer

J. Per Brodin	$190,000	50%

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$190,000	50%
Executive Vice President and President of Orion Services Group

Based on our board of directors approved budget for fiscal 2025, our compensation committee established a three-pronged fiscal 2025 executive bonus program. As a result, eligible bonus amounts payable to our NEOs for fiscal 2025 will be (i) 50% based on achieving a target level of post-bonus calculated adjusted EBITDA; (ii) 30% based on achieving a target level of revenue; and (iii) 20% based on achieving a target level of strategic EV/OMS revenue, provided that we are also profitable. Achieving threshold levels of performance for any metric will result in a 50% payout for that weighted segment of each NEO’s fiscal 2025 bonus eligibility, with target level achievement resulting in a 100% payout for that segment and maximum level achievement resulting in a 200% payout for that segment.

The following chart sets forth the fiscal 2025 restricted stock and restricted cash awards granted to our NEOs (with the dollar values of the restricted stock portion of the award converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market determined on the third business day after our fiscal 2024 earnings release of $1.09):

Name and Current Position	Value of Time- Vesting Long-Term Grant ($)	Restricted Stock 60% ($)/Shares	Restricted Cash 40% ($)

Michael H. Jenkins Chief Executive Officer	$425,000	$255,000/ 233,945	$170,000

J. Per Brodin Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	$285,000	$171,000/ 156,881	$114,000

Scott A. Green Executive Vice President and President of Orion Services Group	$285,000	$171,000/ 156,881	$114,000

The following chart sets forth the fiscal 2025 performance share and restricted cash awards granted to our NEOs (with the dollar values of the performance stock portion of the award converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market determined on the third business day after our fiscal 2024 earnings release of $1.09):

Name and Current Position	Value of Performance- Vesting Long-Term Grant ($) at Target	Performance- Vesting Restricted Stock 60% ($)/Shares at Target	Performance- Vesting Restricted Cash 40% ($) at Target	Value of Performance- Vesting Long-Term Grant ($) at Max	Performance- Vesting Restricted Stock 60% ($)/Shares at Max	Performance- Vesting Restricted Cash 40% ($) at Max

Michael H. Jenkins Chief Executive Officer	$425,000	$255,000/ 233,945	$170,000	$637,500	$382,500/ 350,917	$255,000

J. Per Brodin Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	$285,000	171,000/ 156,881	$114,000	$427,500	$256,500/ 235,321	$171,000

Scott A. Green Executive Vice President and President of Orion Services Group	$285,000	$171,000/ 156,881	$114,000	$427,500	$256,500/ 235,321	$171,000

Our compensation committee reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Currently, our compensation committee consists of Ms. Washlow (Chair), Mr. Otten, Ms. Richstone and Mr. Shapiro. Each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. In consultation with the chair of our compensation committee, our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations but has the final discretionary responsibility for determining the compensation of all of our executive officers.

In establishing our 2025 executive compensation elements, our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2023 annual meeting of shareholders that resulted in our receiving a 93% shareholder say-on-pay vote approval.

Internal and External Reports

In general, our compensation committee has determined to save our Company the cost of engaging an independent compensation consultant, unless factors or circumstances change significantly. As a result, in connection with setting executive compensation levels for fiscal 2024, our compensation committee reviewed the following external reports and surveys: (i) 2022 Top 250 Annual Incentive Plan Report by FW Cook; (ii) 2022 Use of Environmental, Social, and Governance Measures in Incentive Plans by FW Cook; (iii) The BDO 600, 2022 Study of CEO and CFO Compensation Practices of 600 Mid-Market Public Companies by BDO; (iv) The Clear Bridge Report for Mid-Cap Companies – Executive Compensation Policies – A Decade in Review by Clear Bridge Compensation Group; (v) The Clear Bridge 200 Report – Annual Incentive Plan Practices and Trends by Clear Bridge Compensation Group; and (vi) Compensation Trends and Developments Survey Results by Meridian Compensation Partners, LLC. Our compensation committee did not utilize any external reports or surveys in connection with its fiscal 2025 executive compensation decisions. In setting executive compensation for fiscal years 2024 and 2025, our compensation committee also took into account the executive compensation paid by our Company’s two closest lighting industry peers, LSI Industries, Inc. and Acuity Brands, Inc., as well as its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites.

In the event our compensation committee in the future engages a compensation consultant, to assure independence, our compensation committee has a policy of pre-approving all work unrelated to executive compensation proposed to be provided by such compensation consultant. Our compensation committee will also consider all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Our compensation committee assessed the independence of our principal outside legal counsel, with whom the committee consults from time to time on executive compensation matters. Using the factors set forth above, our compensation committee determined that our principal outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 25% of the first $5,000 of an employee’s contributions (i.e., capped at $1,250). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide each of our NEOs with a car allowance of $1,000 per month and reimburse them for tax planning and tax preparation services.

Severance and Change of Control Arrangements

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our Company. However, our NEOs will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2004 Stock and Incentive Awards Plan and 2016 Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options and restricted stock and performance shares that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock and performance share award agreements under the 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance share upon a change of control. Any acceleration of unvested performance shares will be accelerated at their “target level”. Moreover, our employment agreements with our NEOs provide that any unvested equity awards held by our NEOs will be automatically accelerated upon a qualifying termination prior to a change of control, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our Company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our Company without undue concern over the impact on their employment or financial security of a change of control of our Company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreements with respect to confidentiality, intellectual property rights waiver, non-solicitation and non-competition. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Equity Awards. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity-based awards shortly following our earnings releases so that the equity-based awards are granted (and valued) at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market. In fiscal 2024, our annual equity grants were delayed until immediately after our 2023 annual meeting of shareholders at which our shareholders approved adding additional share authority to our 2016 Plan.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant certain equity-based awards under our 2016 Plan. Our chief executive officer may grant awards covering up to a total of 100,000 shares of our Common Stock per fiscal year to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount for that fiscal year. Under this delegation of authority, any equity-based awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines. One of the key objectives of our executive compensation program is alignment of the economic interests of our executive officers with the economic interests of our shareholders. We believe that ensuring that our executive officers are also significant shareholders and have a significant financial interest in our Company is an effective means to accomplish this objective.

The number of shares of our Common Stock required to be held by our executive officers, and the actual number of shares beneficially owned by our executive officers as of the Record Date, is as follows:

Position	Required Number of Shares	Shares Beneficially Owned

Michael H. Jenkins	112,154	211,650
(Chief Executive Officer)

J. Per Brodin	38,077	167,039
(Executive Vice President and Chief Financial Officer)

Scott Green	38,077	549,624
(Executive Vice President and President of Orion Services Group)

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock and performance share awards or other similar equity-based awards and through direct share purchases. Newly appointed or promoted executive officers have until the fifth anniversary of their appointment or promotion as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to certain of their current and former executive officers. To the extent the value of any such individual’s compensation exceeds $1.0 million in value, our compensation committee believes that such level of compensation is appropriate to further our Company’s objectives of motivating, attracting and retaining our NEOs, despite a portion of such compensation not being eligible for deductibility under Section 162(m).

We also maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. As a result, our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Strict Prohibition Against Hedging and Pledging. We maintain a robust policy strictly prohibiting our employees, officers and directors, as well as any of their designees, from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our Common Stock, including through financial instruments such as prepaid variable forwards, equity swaps collars and exchange funds. Our employees, officers and directors are also prohibited from trading on an exchange in puts, calls and other derivative securities related to our Common Stock. Additionally, our officers and directors are prohibited from entering into any arrangement that, directly or indirectly, involves the pledge of our Common Stock or other use of our Common Stock as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2024, no member of our compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During fiscal 2024, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sally Washlow, Chair

Anthony L. Otten

Ellen B. Richstone

Richard A. Shapiro

Summary Compensation Table for Fiscal 2024

The following table sets forth for our NEOs the following information for each of the past three fiscal years: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation; and (v) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)

Michael H. Jenkins	2024	416,827	45,000	—	510,000	—	17,536	(3)	989,362
Chief Executive Officer(2)	2023	397,557	—	—	456,665	—	11,500		865,722
	2022	141,086	—	25,000	206,500	—	4,600		377,186

J. Per Brodin	2024	372,692	27,500	—	342,000	—	87,767	(4)	829,959
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer	2023	380,000	—	—	222,615	—	51,667		654,282
	2022	365,000	—	25,000	310,248	—	51,767		752,015

Scott A. Green	2024	372,692	27,500	—	342,000	—	100,751	(5)	842,944
Executive Vice President and President of Orion Services Group	2023	380,000	—	—	330,915	—	131,539		842,454
	2022	365,000	—	25,000	186,145	—	110,706		686,851

(1)

Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards and performance shares. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2024.

(2)	Mr. Jenkins became our executive vice president and chief operating officer effective November 11, 2021. Mr. Jenkins was promoted to our chief executive officer effective as of November 10, 2022.

(3)	Includes an $12,000 automobile allowance and $5,536 in annual life and disability insurance premiums.

(4)	Includes $75,767 in restricted cash that vested in tandem with the vesting of restricted stock awards and a $12,000 automobile allowance.

(5)	Includes $81,033 in restricted cash that vested in tandem with the vesting of restricted stock awards and $12,000 automobile allowance, and $7,718 in annual life and disability insurance premiums.

Grants of Plan-Based Awards for Fiscal 2024

As described above in the Compensation Discussion and Analysis, under our 2016 Plan and employment agreements with certain of our NEOs, we granted restricted stock and non-equity incentive awards (i.e., cash bonuses) to our NEOs in fiscal 2024. The following table sets forth information regarding all such awards:

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Thres- hold ($)		Target ($)		Max ($)	Thres- hold (#)	Target (#)	Max (#)
Michael H. Jenkins	8/15/2023	8/10/24	$212,500	(2)	$425,000	(2)	$637,500	82,528	164,516	246,774	164,516	—	—	$680,000
	6/10/2022	5/18/2022	$95,000		$171,000		$637,500	13,798	27,599	41,399	124,197	—	—	$330,915
	11/11/2022							2,146	4,292	6,438	44,315	—	—	$80,688
J. Per Brodin	8/15/2023	5/24/2023	$95,000	(2)	$190,000	(2)	$285,000	55,161	110,323	165,484	110,323	—	—	$456,000
	6/10/2022	5/18/2022	$95,000		$171,000		$285,000	13,798	27,599	41,399	124,197	—	—	$222,615
			—		$108,300	(3)
Scott Green	8/15/2023	5/24/2023	$95,000	(2)	$190,000	(2)	$285,000	55,161	110,323	165,484	110,323	—	—	$456,000
	6/10/2022	5/18/2022	$95,000		$171,000		$285,000	13,798	27,599	41,399	124,197	—	—	$330,915

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718.

(2)

Our compensation committee established bonus targets for each of our NEOs pursuant to our fiscal 2024 annual incentive cash bonus program equal to 100% of base salary earned for our chief executive officer and 50% of base salary earned for our other NEOs. The amounts actually earned under the bonus program by our NEOs are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal 2024.

(3)	Represents cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Amount vests 1/3 per year on August 15, 2024, 2025 and 2026.

(4)	Vests 1/3 per year on each of the first three anniversaries of the grant date.

(5)	Vests on the third anniversary of the grant date contingent on our relative achievement of a three-year revenue growth target and the executive’s continued employment.

Outstanding Equity Awards at Fiscal 2024 Year End

The following table sets out information about the outstanding equity awards held by our NEOs as of March 31, 2024:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Jenkins	—	—	—	—	293,525	(2)	$255,367	294,611	(5)	$256,312

Mr. Brodin	—	—	—	—	177,295	(3)	$154,247	206,883	(6)	$179,988

Mr. Green	—	—	—	—	203,497	(4)	$177,042	206,883	(6)	$179,988

(1)

The amounts in this column have been computed based on the closing price of our Common Stock of $0.87 on March 29, 2024. The actual value realized by the executive will depend on the market value of our Common Stock on the date that the award vests.

(2)

16,666 shares vest on November 11, 2024; 82,798 shares vest in equal increments on June 10, 2024 and 2025; 29,545 shares vest in equal increments on November 11, 2024 and 2025; and 164,516 in equal increments on August 15, 2024, 2025 and 2026; in each instance contingent on Mr. Jenkins’s continued employment through the applicable vesting date.

(3)

17,293 shares vest on June 4, 2024; 49,679 shares vest in equal increments on June 10, 2024 and 2025; and 110,323 in equal increments on August 15, 2024, 2025 and 2026; in each instance contingent on Mr. Brodin’s continued employment through the applicable vesting date.

(4)

10,376 shares vest on June 4, 2024; 82,798 shares vest in equal increments on June 10, 2024 and 2025; and 110,323 in equal increments on August 15, 2024, 2025 and 2026; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

(5)

Up to 41,399 shares and 6,438 shares may vest on June 10, 2025 and November 11, 2025, respectively and up to 246,774 shares may vest on August 15, 2026, contingent on our relative achievement of a three-year revenue performance goal and Mr. Jenkins’s continued employment.

(6)

Up to 41,399 shares may vest on June 10, 2025 and up to 165,484 shares may vest on August 15, 2026, contingent on our relative achievement of a three-year revenue performance goal and the executive’s continued employment.

Option Exercises and Stock Vested for Fiscal 2024

The following table sets forth information about the exercise of options and vesting of restricted stock awards of our NEOs in fiscal 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

Michael H. Jenkins	—	—	72,836	$108,109

J. Per Brodin	—	—	50,034	$81,104

Scott Green	—	—	66,953	$121,584

(1)	Represents the gross number of shares acquired upon exercise of vested options without taking into account any shares that may be withheld to cover option exercise price or applicable tax obligations.

(2)

Represents the value of exercised options calculated by multiplying (a) the number of shares of our Common Stock to which the exercise of the option related, by (b) the difference between the per share unadjusted closing price of our Common Stock on the date of exercise and the exercise price of the options.

(3)	The amounts in this column have been computed based on the closing price of our Common Stock on the vesting date.

Payments Upon Termination or Change of Control

Severance Benefits (No Change in Control)

Under the employment agreements with our NEOs, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason”, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period; and the acceleration and vesting of all equity awards, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional or grossly negligent act having the effect of materially injuring our interests, business or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty; (v) misappropriated or embezzled any of our property (whether or not the act constituted a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; or (iv) a material breach by us of any provision of the employment agreement or any equity agreement.

The severance multiples and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

Executive	Severance	Non-compete and Confidentiality

Michael H. Jenkins	1.5 × Salary + Avg. Bonus	Yes

J. Per Brodin	1 × Salary + Avg. Bonus	Yes

Scott Green	1 × Salary + Avg. Bonus	Yes

We originally set the severance multiples and restrictive covenants under the employment agreements based on advice from an independent compensation consultant that such multiples were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples vary among our individual NEOs based on the advice of an independent compensation consultant that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for an independent compensation consultant’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Severance Benefits

The severance provisions for a termination without cause or for good reason following a change of control, as defined below, generally remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount increases, as is shown in the table below. The employment agreements do not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits. Rather, each employment agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the NEO.

Executive	Severance	Trigger	Excise Tax Gross-Up	Non-compete and Confidentiality
Michael H. Jenkins	2 x Salary + Avg. Bonus	Double	No	Yes
J. Per Brodin	2 × Salary + Avg. Bonus	Double	No	Yes
Scott Green	2 × Salary + Avg. Bonus	Double	No	Yes

We set the post change of control severance multiples under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our Company without undue concern for their employment or financial security following a change in control. In making this original determination, our compensation committee considered information provided by an independent compensation consultant indicating that the proposed change of control severance multiples were generally consistent with the practices of an independent compensation consultant’s surveyed companies.

The employment agreements for Messrs. Jenkins, Brodin and Green also provide that, following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

Definition of Change in Control

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding Common Stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our Company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding Common Stock would constitute a significant change in ownership of our Company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our Company during such times of uncertainty.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under our existing equity plans, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock, performance shares and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock performance shares award agreements approved by our compensation committee under the 2004 Stock and Incentive Awards Plan and 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock and performance shares upon a change of control, with performance shares to vest at their designated “target” level.

A change of control under our 2004 Stock and Incentive Awards Plan and our 2016 Plan generally occurs when a third party acquires 20% or more of our outstanding Common Stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our NEOs would have been entitled upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2024, and (ii) in the case of a change of control, the vesting of all restricted stock, performance shares and restricted cash held by our NEOs were accelerated, with performance shares vesting at their designated “maximum” level.

Name	Benefit	Without Cause or for Good Reason ($)	Without Cause or for Good Reason in Connection With a Change of Control ($)(1)

Michael H. Jenkins	Severance	$637,500	$850,000

	Pro Rata Target Bonus	23,333	425,000

	Benefits	45,000	45,000

	Acceleration of Equity	682,553	866,956

	Total	$1,388,386	$2,186,956

J. Per Brodin	Severance	$380,000	$760,000

	Pro Rata Target Bonus	17,500	190,000

	Benefits	45,000	45,000

	Acceleration of Equity	454,227	634,435

	Total	$896,727	$1,629,435

Scott Green	Severance	$380,000	$760,000

	Pro Rata Target Bonus	17,500	190,000

	Benefits	45,000	45,000

	Acceleration of Equity	477,023	626,398

	Total	$919,523	$1,621,398

*	Based on the closing price of our Common Stock on March 29, 2024 of $0.87. Also includes accelerated vesting of restricted cash.

Equity Award Acceleration Upon Change of Control

If a change of control had occurred at the end of our fiscal 2024 on March 31, 2024, and the vesting of all performance shares and shares of restricted stock and all restricted cash then held by our NEOs were automatically accelerated in accordance with the terms of the applicable award agreements (assuming maximum performance for performance shares), and all such restricted stock and performance shares were cashed out for a payment equal to the product of (A) the number of unvested restricted and performance shares and (B) the closing price of our Common Stock on March 29, 2024 of $0.87, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem award agreement at the time of grant, our NEOs would have received approximately the following benefits:

Name	Number of Unvested Restricted Stock / Performance Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock / Performance Shares ($)	Value Realized For Restricted Cash ($)

Michael H. Jenkins	588,136	$511,678	$355,278

J. Per Brodin	384,178	334,235	300,200

Scott Green	410,380	357,031	269,367

Pay Versus Performance

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive “compensation actually paid” (“CAP”), as calculated per SEC disclosure rules, in accordance with the rules applicable to smaller reporting companies. CAP represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO realized or earned compensation, as well as from the way in which the compensation committee views annual compensation decisions. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

Fiscal Year	Summary Compensation Table Total for CEO Michael W. Altschaefl $	Summary Compensation Table Total for CEO Michael H. Jenkins $	Compensation Actually Paid to CEO Michael W. Altschaefl $	Compensation Actually Paid to CEO Michael H. Jenkins $	Average Summary Compensation Table Total for Non-CEO NEOs $	Average Compensation Actually Paid to Non-CEO NEOs $	Value of Initial Fixed $100 Investment Based on the Total Shareholder Return	Net Income (in millions) $

2024	$—	$989,362.00		$526,444.18	$836,451.50	$535,731.77	$42.86	$(15.7)

2023	$958,999.00	$865,722.00	$678,778.00	$824,124.00	$748,368.00	$673,880.00	$29.17	$(34.3)

2022	$1,032,537.00	$—	$350,056.00	$—	$605,350.00	$370,835.00	$40.23	$6.1

Footnotes:

2)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	Fiscal 2024			Fiscal 2023		Fiscal 2022
	CEO Michael H. Jenkins	Average Non-CEO NEOs	CEO Michael W. Altschaefl	CEO Michael H. Jenkins	Average Non-CEO NEOs	CEO Michael W. Altschaefl	Average Non-CEO NEOs

Total Compensation from Summary Compensation Table	$989,362	$836,452	$958,999	$865,722	$748,368	$1,032,537	$605,350

Adjustments for Equity Awards

Adjustment for grant date values in the Summary Compensation Table	$(510,000)	$(342,000)	$(544,407)	$(456,665)	$(276,765)	$(424,999)	$(234,298)

Year-end fair value of unvested awards granted in the current year	$286,258	$191,962	$—	$457,567	$257,666	$198,996	$124,142

Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(149,650)	$(92,885)	$—	$(25,666)	$(30,192)	$(343,970)	$(88,811)

Fair values at vest date for awards granted and vested in current year	$—	$—	$436,560	$—	$—	$—	$—

Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(41,918)	$(19,385)	$(172,374)	$(16,834)	$(25,197)	$(112,508)	$(35,548)

Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$—	$—	$—	$—

Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—	$—	$—

Total Adjustments for Equity Awards	$(415,310)	$(262,308)	$(280,221)	$(41,598)	$(74,488)	$(682,481)	$(234,515)

Compensation Acrually Paid (as calculated)	$574,052	$574,144	$678,778	$824,124	$673,880	$350,056	$370,835

3)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by fiscal year:

2024: J. Per Brodin, Scott A. Green.

2023: J. Per Brodin, Scott A. Green

4)	Total Shareholder Return is determined based on the value of an initial fixed investment of $100 in OESX as of March 31, 2021.

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative Total Shareholder Return; and

•	the Company’s Net Income.

CAP and Cumulative TSR

CAP and Company Net Income

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual or long-term financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our Company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During its annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and categorizes them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage;

•

Meets with our chief executive officer and chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks;

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile; and

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our Company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2024 base salaries constituted approximately 36% to 39% of our NEOs’ total compensation in fiscal 2024.

•

Our incentive compensation goals in fiscal 2024 and fiscal 2025 were and are directly tied to and support our strategic business plan and were and are based upon our annual operating budget levels that were reviewed and approved by our board of directors and that we believe were and are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation. Specifically, our fiscal 2024 and fiscal 2025 annual executive bonus program was and is based on our relative achievement of three financial performance metrics (instead of just one, like in fiscal 2023). In fiscal 2024, our three budgeted performance targets and their relative weighting were based on adjusted EBITDA (weighted at 50%), revenue (weighted at 30%) and combined OMS and EV Division revenue (weighted at 20%). In fiscal 2025, we maintained the same three financial performance metrics with the same relative weighting.

•

Our fiscal 2024 and 2025 annual executive bonus programs capped the amount of our NEOs’ annual cash bonuses to a maximum of 200% of our chief executive officer’s base salary and 150% of the base salary of our other NEOs.

•

Our compensation committee determined that providing for a tiered annual bonus program (e.g., creating a “threshold,” “target” and “maximum” level of performance metrics with associated increasing levels of bonus payments) in fiscal 2024 and fiscal 2025 was a better corporate governance and executive compensation practice and reduced compensation-related risk compared to our prior “all-or-nothing” approach. Our compensation committee believes that our tiered fiscal annual bonus approach should help to moderate any potential enterprise risk compared to utilizing an “all-or-nothing” bonus threshold.

•

Our incentive compensation for fiscal 2024 and fiscal 2025 was and is a combination of annual cash bonus incentives and three-year time and performance vesting equity awards. Our executives only realize value on such equity awards through sustained long-term appreciation of our shareholder value (and achieving the performance criteria for their performance vesting awards). Our compensation committee believes that this combination of short-term cash-based and long-term equity-based incentive compensation lowers the risk of unnecessary short-term risk taking associated with our annual incentive programs.

•

Our long-term incentive compensation for fiscal 2024 and fiscal 2025 required that 40% of each restricted stock award and each performance share award will be payable in cash in order to minimize our equity plan burn rate and related shareholder dilution while our stock price is below $5.00.

•

For fiscal 2024 and fiscal 2025, we increased the percentage of performance vesting conditions associated with our NEO annual long-term incentive grants to 50% in the form of performance-vesting restricted stock (and restricted cash) and 50% in the form of time-vesting restricted stock (and restricted cash). The fiscal 2024 performance-vesting restricted stock (and restricted cash) will vest to the relative extent we achieve between a 25%–50% revenue growth target in fiscal 2026 compared to our fiscal 2023 revenue level of $77.4 million. Similarly, the fiscal 2025 performance vesting restricted stock (and restricted cash) will vest to the relative extent we achieve between a 25%–50% revenue growth target in fiscal 2027 compared to our fiscal 2024 revenue level of $91 million. We believe that the increase in proportion of these performance conditions to our annual long-term equity incentive grants for our NEOs will further better align the incentives of our NEOs with the interests of our shareholders.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•

We maintain a robust anti-hedging and anti-pledging policy strictly prohibiting our employees, officers and directors from engaging in any type of transactions that hedge, pledge or offset, or are designed to hedge, pledge or offset, any decrease in the value of our Common Stock.

•	We have adopted a Nasdaq-compliant executive compensation “clawback” policy as an additional risk mitigation provision. Our clawback policy states:

•

Restatements Covered: Our compensation recovery policy covers both so-called “Big R” and “little r” restatements. That is, recoupment will be applicable to any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (rather than triggered by only Big R restatements, as contemplated in our prior recoupment policy).

•

No-Fault Policy: It will not be relevant whether there is any fault on the part of the executive officer who received the compensation or whether the officer was responsible for or involved in preparing the financial statements subject to the restatement (rather than being triggered by misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement, as contemplated in our prior recoupment policy).

•

Narrow Exceptions to Mandatory Clawback Rule: We will be required to enforce the recoupment clawback policy except in narrowly defined exceptional circumstances where (i) the direct expense paid to a third party to enforce the policy would exceed the amount of the recovery; (ii) the recovery would be illegal under home country law; or (iii) the recovery would likely cause an otherwise tax-qualified, broad-based retirement plan to fail to meet certain tax qualification requirements.

•	No Indemnification: We will not be allowed to indemnify officers or pay for insurance to cover amounts that are clawed back.

•

We maintain an incentive compensation program for members of our sales force pursuant to which they are paid a base level of compensation plus commission-based compensation determined based on volume, type of customer and sometimes customer profitability. In fiscal 2024, the total commissions paid to our sales force totaled $1,138,139, of which $350,741 was paid to Greg Green (the brother of Scott Green). In fiscal 2023, 2022, 2021, 2020 and 2019, Greg Green received $277,790, $1.54 million, $1.35 million, $2.23 million and $362,899 in commission payments, respectively. As described below under “Related Party Transactions,” we also paid sales commissions in fiscal 2024 to Scott Green’s son and cousin. The eligible employees are engaged in sales and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and increase sales of our products and services to existing customers. We recognize that encouraging these actions by the participants may pose risks, such as generating a high volume of low-margin sales or short-term revenue accompanied by long-term costs. Accordingly, we designed the program to limit these risks by having the final decision on pricing outside of the control of the sales force and, in some cases, having the commission rate linked to the gross margin achieved in order to encourage high-quality sales. We have also implemented an overall cap on commission rates to ensure that our company and our shareholders are the primary beneficiaries of high-margin sales. We monitor the program periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the program if necessary to reflect changes to our risk profile.

•

Our compensation committee reviewed the payments made to Greg Green (as well as payments made to the son and cousin of Scott Green) under our incentive compensation program as part of its compensation risk management review. Our compensation committee believes that the incentive compensation program effectively manages risk as payouts are based only on measurable financial or business’ critical metrics. The significant payments to Greg Green in recent years were primarily a result of his extraordinary performance in generating sales. As Greg Green’s commission was based on a percentage of the revenue he generated and, for some customers, the commission rate was linked to the gross margin he achieved from qualifying sales in excess of Greg Green’s sales base (which was determined based on his historical performance), our compensation committee believes that our sales commission program properly incentivizes high-quality sales while preserving value for our company and our shareholders.

As a result of our compensation committee’s annual review, our compensation committee does not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile.

DIRECTOR COMPENSATION

In fiscal 2024, we offered the following compensation program for our non-employee directors: (i) an annual retainer of $45,000; (ii) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $50,000; (iii) an annual retainer of $40,000 for our board chair; (iv) an annual retainer of $30,000 for the chair of our audit and finance committee; (v) an annual retainer of $20,000 for the chair of our compensation committee; and (vi) an annual retainer of $20,000 for the chair of our nominating and corporate governance committee. If our board chair is also the chair of a committee, then the annual committee chair retainer is reduced by 50%. No changes were made to our non-employee director compensation policy for fiscal 2025.

In fiscal 2024, to minimize our equity grant burn rate and the related dilution to our shareholders, our compensation committee adopted a policy that, until such time as the price of our Common Stock increases to at least $5.00 per share, all grants of long-term equity incentive awards to our non-employee directors will be evidenced in a combination grant consisting of 60% of the dollar value of the award in restricted stock and 40% of the dollar value of the award consisting of restricted cash, with the restricted cash payable only if and to the extent, and in proportion to, the relative percentage of the restricted stock of the award then vesting. Similarly, our compensation committee also determined that, until such time as our stock price exceeds $5.00 per share, all retainers payable to our directors will be payable only in cash and not in cash or shares of our Common Stock at the election of the recipient.

To avoid incurring unnecessary cost and expense, our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-employee directors are required to own at least 25,000 shares of our Common Stock. Non-employee directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our non-employee directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected non-employee directors have until the fifth anniversary of their election to satisfy the ownership requirement. All of our non-employee directors have either satisfied the ownership requirement or have additional time to do so.

DIRECTOR COMPENSATION FOR FISCAL 2024

The following table summarizes the compensation of our non-employee directors for fiscal 2024. Directors who are also employees do not receive any compensation for their service as directors and Mr. Jenkins is therefore omitted from the table below. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned and Paid in Cash ($)	Fees Earned and Paid in Stock ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Anthony L. Otten(3)	$95,000	—	$30,000	$32,667	$157,667

Ellen B. Richstone(4)	75,000	—	30,000	20,000	125,000

Richard A. Shapiro(5)	20,000	—	30,000	20,000	70,000

Sally Washlow(6)	65,000	—	30,000	20,000	115,000

Heather Wishart-Smith(7)	11,250	11,250	30,000	20,000	2,500

Michael W. Altschaefl(8)	26,250	—	—	20,000	26,250

(1)

Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2024.

(2)	Includes $20,000 in restricted cash received by each director that will vest in tandem with the vesting of their restricted stock awards.

(3)	As of March 31, 2024, Mr. Otten held 171,889 shares of restricted Common Stock.

(4)	As of March 31, 2024, Ms. Richstone held 209,261 shares of restricted Common Stock.

(5)	As of March 31, 2024, Mr. Shapiro held 19,355 shares of restricted Common Stock.

(6)	As of March 31, 2024, Ms. Washlow held 21,227 shares of restricted Common Stock.

(7)	As of March 31, 2024, Ms. Wishart-Smith held 30,675 shares of restricted Common Stock.

(8)

Mr. Altschaefl retired from the board of directors effective upon the conclusion of the 2023 annual meeting of shareholders. Prior to his retirement, he served as the Strategic Alternatives Committee Chair, which was dissolved in 2023.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

Our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2023 annual meeting of shareholders as support for our Company’s compensation policies and practices. At our 2023 annual meeting of shareholders, more than 93% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our Company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to maintain strong financial performance, particularly revenue growth, positive net income and positive adjusted EBITDA, and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders and for extraordinary effort and dedication to our Company. Our compensation programs are designed to incentivize and reward both short-term and long-term decisions that help us achieve our revenue, net income and adjusted EBITDA goals and that help increase our shareholder value.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our Company, our board of directors or our compensation committee. However, our board and compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION OF THE BOARD: OUR COMPENSATION COMMITTEE RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of the Record Date, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Information is based on 32,742,950 shares outstanding as of the Record Date.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number(1)	Percentage of Outstanding

Directors and executive officers

Michael H. Jenkins	211,650	*

J. Per Brodin	167,039	*

Scott A. Green	549,624	1.7%

Anthony L. Otten	156,340	*

Ellen B. Richstone	208,712	*

Richard A. Shapiro	6,452	*

Sally Washlow	8,324	*

Heather L. Wishart-Smith	26,797	*

All current directors and executive officers as a group (8 individuals)	1,334,938	4.1%

Principal shareholders

Grace & White, Inc.(2)	2,675,829	8.2%

North Star Investment Management Corp.(3)	3,813,702	11.6

Tieton Capital Management(4)	2,126,164	6.5

*	Indicates less than 1%.

(1)	Excludes shares of restricted Common Stock that do not vest within 60 days of the Record Date.

(2)

The address of Grace & White, Inc., which we refer to as “G&W,” is 515 Madison Avenue, Suite 1700, New York, New York 10022. Other than share ownership percentage information, the information set forth is as of December 31, 2023, as reported by G&W in its Schedule 13G/A filed with the SEC on February 5, 2024. G&W has sole voting power as to 406,327 shares, shared voting and dispositive power as to zero shares and sole dispositive power as to 2,675,829 shares.

(3)

The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of December 31, 2023, as reported by North Star in its Schedule 13G/A filed with the SEC on January 1, 2024. North Star has sole voting and sole dispositive power as to 1,925,000 shares, shared voting power as to zero shares and shared dispositive power as to 1,888,702 shares.

(4)

The address of Tieton Capital Management, which we refer to as “Tieton,” is 4700 Tieton Drive, Suite C, Yakima, Washington 98908. Other than share ownership percentage information, the information set forth is as of December 31, 2023, as reported by Tieton in its Schedule 13G/A filed with the SEC on February 1, 2024. Tieton has sole voting and sole dispositive power as to zero shares and shared voting and shared dispositive power as to 2,126,164 shares.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in fiscal 2024. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2024, Greg Green, our enterprise sales manager, received $458,626 of compensation from us in his capacity as an employee. Included in this compensation was $350,741 in commissions. Greg Green is the brother of Scott A. Green, our executive vice president and president, Orion Services Group. See “Risk Assessment of Our Compensation Policies and Practices” for more information regarding Greg Green’s commissions.

In fiscal 2024, Neil Green, our director of strategic accounts, received $167,023 of compensation from us in his capacity as an employee. Included in this compensation was a $15,090 bonus award, the vesting of restricted stock valued at $1,154. Neil Green is the son of Scott A. Green, our executive vice president and president, Orion Services Group.

In fiscal 2024, Andre Green, a senior project manager, received $135,691 of compensation from us in his capacity as an employee. Andre Green is the cousin of Scott A. Green, our executive vice president and president, Orion Services Group.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2024 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal 2024 and met with management, as well as representatives of BDO USA, P.C. (f/k/a BDO USA, LLP), the company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal 2024, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal 2024 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2024.

Respectfully submitted by the audit and finance committee:

Ellen B. Richstone, Chair
Anthony L. Otten
Sally Washlow Heather L. Wishart-Smith

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2024 and fiscal 2023 and fees billed for other services rendered during fiscal 2024 and fiscal 2023:

	Fiscal 2024	Fiscal 2023

Audit fees(1)	$892,979	$810,511

Audit-related fees	—	—

Tax fees	—	—

All other	—	—

Total fees	$892,979	$810,511

(1)

Represents the aggregate fees billed for the integrated audit of our fiscal 2024, and financial statement audit of our fiscal 2023 financial statements, review of quarterly financial statements, review of other documents filed with the SEC, and attendance at audit and finance committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of our independent registered public accountants or on an individual, explicit case-by-case basis before our independent auditor is engaged to provide each service.

The audit and finance committee considered whether the provision of the services not related to the audit of our financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, P.C. (f/k/a BDO USA, LLP) (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2025. In selecting BDO to be our independent registered public accounting firm for our fiscal year 2025, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF BDO USA, P.C. (F/K/A BDO USA, LLP) AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2025.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2024. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2025 Annual Meeting of Shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by February 28, 2025, for inclusion in our proxy statement for our 2025 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2025 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2024 the number of days starting with May 1, 2025 and ending on the date of the 2025 annual meeting. By way of example, if our 2025 annual meeting takes place on August 7, 2025, then such notice to be timely must be received not later than the close of business on April 8, 2025. In addition to satisfying the foregoing requirements under our bylaws, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act of 1934.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2025 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2025 annual meeting, then the persons named in proxies solicited by our board of directors for the 2025 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Board Chair.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any notice of internet availability of proxy materials, proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written request, we will promptly deliver a separate copy of any notice of internet availability of proxy materials, annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each notice of internet availability of proxy materials, proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ORION ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE MANITOWOC, WI 54220 SCAN TO VIEW Materials & vote VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 7, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OESX2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 7, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V53830-P15987 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ORION ENERGY SYSTEMS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors: Nominees: 01) Ellen B. Richstone 02) Richard A. Shapiro 03) Heather L. Wishart-Smith The Board of Directors recommends you vote FOR the following proposals: 2. Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement. 3. Ratification of BDO USA, P.C. to serve as the Company’s independent registered public accounting firm for fiscal year 2025. 4. On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. NOTE: THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTOR NOMINEES INDICATED ABOVE AND FOR ITEMS 2 AND 3. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. For Against Abstain Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign. Signature [please sign within box] Date Signature (Joint Owners) Date

ORION ENERGY SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, August 8, 2024 1:00 p.m. (Local Time) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V53831-P15987 ORION ENERGY SYSTEMS, INC. 2210 Woodland Drive Manitowoc, Wisconsin 54220 This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 8, 2024. The shareholder hereby appoints Michael H. Jenkins and J. Per Brodin, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on June 21, 2024 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 8, 2024, or at any adjournment or postponement thereof. I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2024 Annual Meeting of Shareholders. See reverse for voting instructions.